n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 101 East Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com

FOR MORE INFORMATION CONTACT:
Lisa Stoner
Humana Investor Relations
(502) 580-2652
e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports Third Quarter 2026 Financial Results;
Raises Full Year 2026 Adjusted EPS Guidance

•Reports 3Q26 earnings per share (EPS) of $1.33 on a GAAP basis, Adjusted loss per share of $0.70; reports year to date (YTD) 2026 EPS of $16.84 on a GAAP basis, $17.17 on an Adjusted basis
•3Q26 Insurance segment GAAP benefit ratio of 93.7 percent, favorable to management's guidance of 'slightly above 94 percent'
•Raises FY 2026 Adjusted EPS guidance to now be 'at least $9.50', up from the previous expectation of 'at least $9.00'; while revising GAAP EPS guidance to 'at least $15.09', up from the previous estimate of 'at least $6.52'
•Continued strategic expansion of the company's CenterWell and Medicaid footprints
◦YTD growth of 146,800 patients, or 30 percent, in CenterWell Senior Primary Care
◦Recently announced joint venture (JV) with BlackRock replaced the previous JVs with Welsh, Carson, Anderson & Stowe, enhancing balance sheet efficiency and providing greater financial flexibility at a reduced cost of capital, while also funding future growth
◦YTD Medicaid membership growth of 103,600, or 7 percent, largely driven by the start of integrated Duals programs in Michigan, Illinois, and South Carolina
•Publishes prepared management remarks to Investor Relations page of www.humana.com ahead of this morning's 8:00 a.m. ET question and answer session to discuss its financial results for the quarter and expectations for future earnings

LOUISVILLE, KY (November 6, 2026) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and diluted earnings per share for the quarter ended September 30, 2026 (3Q26) versus the quarter ended September 30, 2025 (3Q25) and for the nine months ended September 30, 2026 (YTD 2026) versus the nine months ended September 30, 2025 (YTD 2025) as noted in the tables below.

Consolidated income (loss) before income taxes and equity in net losses (pretax results) In millions	3Q26 (a)	3Q25 (a)	YTD 2026 (a)	YTD 2025 (a)
Generally Accepted Accounting Principles (GAAP)	$216	$134	$2,763	$2,566
Amortization associated with identifiable intangibles	10	13	29	43
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(358)	97	(181)	460
Value creation initiatives	25	267	179	320
Impairment charges	3	—	24	32
Impact of exit of employer group commercial medical products business	—	(62)	—	(62)
Settlement of certain litigation expenses	—	15	—	15
Loss on sale of business	—	63	—	63
Adjusted (non-GAAP)	($104)	$527	$2,814	$3,437

EPS (loss per share)	3Q26 (a) (b)	3Q25 (a)	YTD 2026 (a)	YTD 2025 (a)
GAAP	$1.33	$1.62	$16.84	$16.43
Amortization associated with identifiable intangibles	0.07	0.11	0.24	0.35
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(2.94)	0.80	(1.49)	3.81
Value creation initiatives	0.21	2.21	1.48	2.65
Impairment charges	0.03	—	0.20	0.27
Impact of exit of employer group commercial medical products business	—	(0.52)	—	(0.52)
Settlement of certain litigation expenses	—	0.13	—	0.13
Loss on sale of business	—	0.52	—	0.52
Cumulative net tax impact of non-GAAP adjustments	0.61	(1.63)	(0.10)	(2.54)
Adjusted (non-GAAP)	($0.70)	$3.24	$17.17	$21.10
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted (non-GAAP) financial measures, as well as reconciliations.
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year quarterly and YTD comparisons.
"Humana is delivering positive results for our members, our patients and their health," said Humana President and CEO Jim Rechtin. "We are also increasingly driving financial and operating performance toward being 'ahead' of our plan."
FY 2026 Earnings Guidance
Humana revises its GAAP EPS guidance for the year ending December 31, 2026 (FY 2026) to 'at least $15.09' from 'at least $6.52', while raising its Adjusted EPS guidance to 'at least $9.50' from the previous guidance of 'at least $9.00'. The FY 2026 Adjusted EPS guidance anticipates a year-over-year decline as a result of the Star Ratings headwind for Bonus Year (BY) 2026, net of mitigation. Additional FY 2026 guidance points are included on page 13 of this earnings release.

Diluted earnings per share (a)	FY 2026 Guidance	FY 2025
GAAP	at least $15.09	$9.84
Amortization associated with identifiable intangibles	0.31	0.42
Put/call valuation adjustments associated with the company's non-consolidating minority interest investments (c)	(11.42)	4.25
Value creation initiatives (d)	1.48	3.72
Impairment charges (d)	0.20	2.09
Initial option liability associated with recently announced strategic joint venture with HPS Investment Partners (BlackRock) and CenterWell Senior Primary Care (e)	2.14	—
Impact of exit of employer group commercial medical products business (d)	—	(0.52)
Settlement of certain litigation expenses (d)	—	0.13
Loss on sale of business (d)	—	0.55
Cumulative net tax impact	1.70	(3.34)
Adjusted (non-GAAP) – FY 2026 projected (d); FY 2025 reported	at least $9.50	$17.14
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted (non-GAAP) financial measures, as well as reconciliations.

Humana Consolidated Highlights

Humana Inc. Summary of Results ($ in millions, except per share amounts)	3Q26 (a)	3Q25 (a)	YTD 2026 (a)	YTD 2025 (a)
Revenues	$41,155	$32,649	$121,670	$97,149
Revenues - Adjusted (non-GAAP)	$41,158	$32,649	$121,694	$97,149
Pretax results	$216	$134	$2,763	$2,566
Pretax results - Adjusted (non-GAAP)	($104)	$527	$2,814	$3,437
EPS	$1.33	$1.62	$16.84	$16.43
Adjusted (loss) earnings per share - (non-GAAP)	($0.70)	$3.24	$17.17	$21.10
Benefit ratio	93.9%	91.1%	91.5%	89.3%
Operating cost ratio	11.3%	12.6%	10.4%	11.4%
Operating cost ratio - Adjusted (non-GAAP)	11.2%	11.8%	10.3%	11.1%
Operating cash flows			$5,383	$2,573
Parent company cash and short-term investments			$528	$1,940
Debt-to-total capitalization			40.9%	40.3%
Days in Claims Payable (DCP)	33.2	33.2
Refer to the "Footnotes" section included herein for further explanation of disclosures for Adjusted (non-GAAP) financial measures, as well as reconciliations.
Consolidated Revenues
The favorable year-over-year quarterly and YTD GAAP consolidated revenues comparisons were primarily driven by the following:
•membership growth across the company's Medicare businesses in 2026,

•higher per member individual MA and stand-alone PDP premiums largely driven by an increase in MA benchmark funding from the Centers for Medicare and Medicaid Services (CMS) and the increased Part D direct subsidy as a result of the Inflation Reduction Act (IRA), and
•increased payor-agnostic client base across the CenterWell platform, partially offset by the final year of the v28 risk model revision phase-in.
These factors were partially offset by the previously disclosed BY 2026 Star Ratings headwind.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) consolidated revenues for the respective periods.
Consolidated Benefit Ratio
The year-over-year increase in the quarterly and YTD GAAP consolidated benefit ratios from the respective periods in 2025 primarily reflected the following:
•the BY 2026 Star Ratings revenue headwind,
•the effect of the 2026 individual MA membership growth, as the new members, on average, run at a higher benefit ratio as compared to retained members (excluding the impact of the BY 2026 Star Ratings headwind), and
•the anticipated lower favorable prior period medical claims reserve development (prior period development) in 2026. Prior period development was $67 million favorable in 3Q26 compared to $275 million favorable in 3Q25; YTD 2026 prior period development was $509 million compared to $913 million in YTD 2025. This development does not directly correspond to the company's operating results as a portion is attributable to provider risk-sharing arrangements, which are accounted for separately based on contractual terms.
These factors were partially offset by the following:
•2026 individual MA pricing, inclusive of the MA funding environment (excluding the BY 2026 Star Ratings headwind) combined with the company's ongoing clinical excellence efforts, more than offsetting the assumption of claims trend (with largely stable benefits year over year), and
•the benefit of the company's group MA recontracting efforts for the 2026 plan year.
Consolidated Operating Cost Ratio
The year-over-year improvement in the quarterly and YTD GAAP operating cost ratios from 3Q25 and YTD 2025, respectively, primarily resulted from the following:
•operating leverage associated with increased revenues from membership growth across the company's Medicare businesses in 2026 combined with an improved MA benchmark funding rate and increased Part D direct subsidy resulting from the IRA,
•the company's progress on its previously discussed tactical cost cutting and transformation initiatives combined with the beneficial impact of prior value creation initiatives that have driven administrative cost efficiencies, and
•lower charges associated with the company's value creation initiatives in 2026.
These factors were partially offset by the following:
•impact of the previously disclosed BY 2026 Star Ratings headwind, and
•a higher CenterWell operating cost ratio in 3Q26 and YTD 2026.

Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) consolidated operating cost ratios for the respective periods.
Balance sheet
•Days in claims payable (DCP) of 33.2 days at September 30, 2026 generally in line with 33.1 days at June 30, 2026 and 33.2 days at September 30, 2025.
DCP as of September 30, 2026 continues to reflect an increasing proportion of prescription drug benefits expense due to structural changes associated with the previous implementation of the IRA and pharmacy cost trend that is outpacing medical cost trend on a relative basis, as expected. Pharmacy claims are processed more quickly than medical claims leading to a lower benefits payable for claims incurred but not reported (IBNR) and DCP.
•Humana's debt-to-total capitalization at September 30, 2026 decreased 180 basis points to 40.9 percent from 42.7 percent at June 30, 2026, primarily reflecting the repayment of commercial paper, combined with the impact of the 3Q26 GAAP net earnings.
Operating cash flows
YTD 2026 GAAP operating cash flows increased from YTD 2025 as a result of favorable working capital activity, primarily associated with an increase in the IBNR balance and collection of receivables, combined with a modest increase in YTD 2026 GAAP earnings.
Humana’s Insurance Segment
This segment is comprised of insurance products serving Medicare and state-based contract beneficiaries, as well as individuals and employers. The segment also includes the company's Pharmacy Benefit Manager, or PBM, business.

Insurance Segment Results ($ in millions)	3Q26 (a)	3Q25 (a)	YTD 2026 (a)	YTD 2025 (a)
Revenues	$39,083	$31,189	$116,282	$93,220
Benefit ratio	93.7%	91.1%	91.4%	89.5%
Operating cost ratio	7.7%	9.1%	7.4%	8.5%
Operating cost ratio - Adjusted (non-GAAP)	7.7%	9.0%	7.4%	8.5%
(Loss) income from operations	($303)	$251	$1,952	$2,591
(Loss) income from operations - Adjusted (non-GAAP)	($299)	$270	$1,964	$2,619
Refer to the "Footnotes" section included herein for further explanation of the disclosures for the Adjusted (non-GAAP) financial measures, as well as the reconciliations.

Insurance Segment Revenues
The year-over-year increases in the quarterly and YTD GAAP segment revenues from the respective 2025 periods primarily reflected the following:
•membership growth across the company's Medicare businesses in 2026, and
•higher per member individual MA and stand-alone PDP premiums largely driven by an increase in MA benchmark funding from CMS and the increased Part D direct subsidy as a result of the IRA.
These factors were partially offset by the previously disclosed BY 2026 Star Ratings headwind.
Insurance Segment Benefit Ratio
The year-over-year increase in the quarterly and YTD GAAP segment benefit ratios from the respective 2025 periods primarily reflected the following:

•the BY 2026 Star Ratings revenue headwind,
•the effect of the 2026 individual MA membership growth, as the new members, on average, run at a higher benefit ratio as compared to retained members (excluding the impact of the BY 2026 Star Ratings headwind), and
•the anticipated lower favorable prior period development in 2026.
These factors were partially offset by the following:
•2026 individual MA pricing, inclusive of the MA funding environment (excluding the BY 2026 Star Ratings headwind) combined with the company's ongoing clinical excellence efforts, more than offsetting the assumption of claims trend (with largely stable benefits year over year), and
•the benefit of the company's group MA recontracting efforts for the 2026 plan year.
Insurance Segment Operating Cost Ratio
The significant year-over-year improvement in the quarterly and YTD GAAP segment operating cost ratios from the respective 2025 periods primarily related to the following:
•operating leverage associated with increased revenues from membership growth across the company's Medicare businesses in 2026 combined with an improved MA benchmark funding rate and the increased Part D direct subsidy resulting from the IRA, and
•the company's progress on its tactical cost cutting and transformation initiatives combined with the beneficial impact of prior value creation initiatives that have driven administrative cost efficiencies.
These factors were partially offset by the impact of the previously disclosed BY 2026 Star Ratings headwind.
Humana’s CenterWell Segment
This segment includes pharmacy solutions (excluding the PBM operations), primary care, and home solutions. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

CenterWell Segment Results ($ in millions)	3Q26	3Q25	YTD 2026	YTD 2025
Revenues	$7,157	$5,879	$20,047	$16,511
Operating cost ratio	95.9%	93.9%	94.3%	92.7%
Income from operations	$243	$305	$998	$1,041
Income from operations - Adjusted (non-GAAP) (f)	$291	$358	$1,143	$1,213
Refer to the "Footnotes" section included herein for further explanation of the disclosure for the Adjusted (non-GAAP) financial measure, as well as the reconciliation.
CenterWell Segment Revenues
The favorable year-over-year quarterly and YTD CenterWell GAAP segment revenues comparisons were primarily driven by the following:
•higher revenues associated with growth across the CenterWell business lines resulting from increased Medicare membership in 2026, and
•continued expansion of the company's payor-agnostic client base, primarily associated with the company's primary care and pharmacy businesses as a result of recent acquisitions and strategic growth initiatives.

These factors were partially offset by the impact of the final year of the phase-in of the v28 risk model revision.
CenterWell Segment Operating Cost Ratio
The year-over-year increase in the segment's quarterly and YTD GAAP operating cost ratios from the respective periods in 2025 primarily resulted from the following:
•the impact of the final year of the phase-in of the v28 risk model revision,
•higher costs within the primary care business, primarily concentrated to a group of specific patients in a single geography, driven by patient and plan mix dynamics across multiple payor partners, and
•an increased volume within CenterWell Specialty Pharmacy, which carries a higher operating cost ratio than the traditional pharmacy business.
These factors were partially offset by the following:
•continued maturation of the v28 mitigation activities within the primary care business, and
•the company's progress on its tactical cost cutting and transformation initiatives combined with the beneficial impact of prior value creation initiatives that have driven administrative cost efficiencies.
The year-over-year YTD comparison further reflected the following items:
•the anticipated headwind in the first quarter of 2026 associated with the acquisition of The Villages Health, which closed in November 2025, and
•one-time transaction and integration costs associated with the acquisition of MaxHealth in the first quarter of 2026.
See additional operational metrics for the CenterWell segment on pages S-13 and S-14 of the statistical supplement included in this earnings release.
Conference Call

Humana will host a live question-and-answer session for analysts at 8:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. In advance of the question-and-answer session, Humana will post prepared management remarks to the Quarterly Results section of its Investor Relations page (https://humana.gcs-web.com/financial-information/quarterly-results).

A webcast of the 3Q26 earnings call may be accessed via Humana’s Investor Relations page at https://humana.gcs-web.com/.

If you anticipate asking a question during the question-and-answer session, please register in advance at this link - https://register-conf.media-server.com/register/BIe96a47a3d2724a5baa1fa1210aa58a13.

Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique registrant ID.

The company suggests participants listening via the web or the conference call sign in or dial in at least 15 minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at https://humana.gcs-web.com/, approximately two hours following the live webcast.

Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the corresponding GAAP measures, provide a comprehensive perspective to more accurately compare and analyze the company’s core operating performance over time. Consequently, management uses these non-GAAP (Adjusted) financial measures as consistent indicators of the company’s core business operations from period to period, as well as for planning and decision-making purposes and in determination of incentive compensation. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company’s non-GAAP measures are not intended to normalize earnings, eliminate volatility, or represent future performance. Non-GAAP measures are subject to inherent limitations and may differ from similarly titled measures used by other companies. All financial measures in this earnings release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at non-GAAP (Adjusted) financial measures.
(a) For the periods covered in this earnings release, the following items are excluded from the non-GAAP financial measures described above, as applicable.
•Amortization associated with identifiable intangibles - Since amortization varies based on the size and timing of acquisition activity, management believes the exclusion of this non-cash expense provides a more consistent and uniform indicator of performance from period to period. For all periods shown within this earnings release, GAAP measures affected include consolidated pretax results, EPS, and Insurance and CenterWell segments' (loss) income from operations. The table below discloses respective period amortization expense for each segment:

Amortization (in millions)	3Q26	3Q25	YTD 2026	YTD 2025
Insurance segment	$4	$4	$12	$13
CenterWell segment	$6	$9	$17	$30
•Put/call valuation adjustments associated with the company’s non-consolidating minority interest investments - These non-cash amounts are the result of fair value measurements associated with the company's primary care strategic partnership and are unrelated to the company's core business performance. For all periods shown within this earnings release, GAAP measures affected include consolidated pretax results and EPS.
•Value creation initiatives - These charges relate to the company's multi-year transformation program, as approved by management with defined scope and milestones. The intent of the program is to re-align the company’s cost structure, operating model, and technology footprint with evolving market conditions. These costs primarily include severance and associate exit costs, asset impairments, and external consulting expenses incurred to execute the program. These charges were recorded at the corporate level and not allocated to the segments. The company has consistently applied this adjustment across all periods. For all periods shown within this earnings release, GAAP measures affected include consolidated pretax results, EPS, and the consolidated operating cost ratio.
•Impairment charges - During 2026, the company recognized non-cash impairment charges related to investments for which the company held minority ownership interests that were deemed to be unrecoverable based on recent market activity. In YTD 2025, the company recognized non-cash impairment charges related to certain indefinite-lived intangible assets based on the company's estimate of future financial performance in certain state markets. These charges were recorded at the corporate level and not allocated to the segments. For 3Q26 and YTD 2026, GAAP measures affected include consolidated pretax results, EPS, and consolidated revenues. For YTD 2025, GAAP measures affected included consolidated pretax results, EPS, and the consolidated operating cost ratio.
•Impact of exit of employer group commercial medical products business - These amounts relate to activity from the exit of the employer group commercial medical products business as announced by Humana on February 23, 2023. For 3Q25 and YTD 2025, GAAP measures affected include consolidated pretax results and EPS.
•Settlement of certain litigation expenses - These charges relate to expenses the company recognized in connection with a discrete legal matter. The nature and magnitude of this settlement are not indicative of the company’s ongoing operations. For 3Q25 and YTD 2025, GAAP measures affected in this release include consolidated pretax results, EPS, the consolidated and Insurance segment operating costs ratios, and Insurance segment income from operations.
•Loss on sale of business - This discrete disposition is not part of the company's ordinary course operations and the impacts recognized from the disposal do not reflect core operational performance. The loss primarily reflects the difference between the carrying value and proceeds at the time of sale. For 3Q25 and YTD 2025, GAAP measures affected in this release include consolidated pretax results and EPS.

•Cumulative net tax impact - This adjustment represents the cumulative net impact of the corresponding tax benefit or expense at the applicable marginal rate related to the aforementioned items excluded from the applicable GAAP measures. For FY 2025, the tax adjustment reflects the impact of the loss on sale of business, which exceeded the book loss. The related tax benefit from the loss on sale of business is realizable via capital loss carryback. The tax impact of the aforementioned items differs from the statutory rates due to jurisdictional mix, limitations on deductibility, and other factors. The cumulative tax impact is not intended to represent a normalized effective tax rate or expected future tax outcomes. For all periods presented in this earnings release, EPS is the sole GAAP measure affected.

In addition to the reconciliations shown on page 2 of this release, the following are reconciliations of GAAP to Adjusted (non-GAAP) measures described above and disclosed within this earnings release:

Revenues

CONSOLIDATED Revenues (in millions)	3Q26	3Q25	YTD 2026	YTD 2025
GAAP	$41,155	$32,649	$121,670	$97,149
Impairment charges	3	—	24	—
Adjusted (non-GAAP)	$41,158	$32,649	$121,694	$97,149

Operating cost ratio

CONSOLIDATED Operating cost ratio	3Q26	3Q25	YTD 2026	YTD 2025
GAAP	11.3%	12.6%	10.4%	11.4%
Value creation initiatives	(0.1)%	(0.8)%	(0.1)%	(0.3)%
Impairment charges	—%	—%	—%	—%
Settlement of certain litigation expenses	—%	—%	—%	—%
Adjusted (non-GAAP)	11.2%	11.8%	10.3%	11.1%

INSURANCE SEGMENT Operating cost ratio	3Q26	3Q25	YTD 2026	YTD 2025
GAAP	7.7%	9.1%	7.4%	8.5%
Settlement of certain litigation expenses	—%	(0.1)%	—%	—%
Adjusted (non-GAAP)	7.7%	9.0%	7.4%	8.5%

Insurance Segment - (Loss) income from operations

INSURANCE SEGMENT (Loss) income from operations (in millions)	3Q26	3Q25	YTD 2026	YTD 2025
GAAP	($303)	$251	$1,952	$2,591
Amortization associated with identifiable intangibles	4	4	12	13
Settlement of certain litigation expenses	—	15	—	15
Adjusted (non-GAAP)	($299)	$270	$1,964	$2,619

(b) 3Q26 GAAP to Adjusted (non-GAAP) EPS reconciliation will not foot due to a ($0.01) impact resulting from the use of common shares to calculate the Adjusted loss per share versus the use of diluted weighted-average shares in the calculation of GAAP EPS.

(c) Includes the noncash reversal of the net put liability of approximately $1.2 billion reflected in the company's September 30, 2026 balance sheet; the put was associated with CenterWell Senior Primary Care's previous joint ventures with Welsh, Carson, Anderson & Stowe.

(d) FY 2026 GAAP EPS guidance and FY 2026 Adjusted (non-GAAP) EPS guidance exclude the impact of future value changes to items that have not yet been recognized and cannot currently be reasonably estimated at this time. The company does not expect changes to its FY 2026 Adjusted (non-GAAP) EPS guidance. The company does expect potential changes to its FY 2026 GAAP EPS guidance due to its ongoing value creation and other strategic initiatives.

(e) Reflects the new initial option liability associated with the company's recently announced non-consolidating strategic joint venture with HPS Investment Partners, a subsidiary of BlackRock and CenterWell Senior Primary Care; this noncash impact is expected to be recorded in the fourth quarter of 2026. Management excludes the initial recognition because it results from the transaction’s ownership and option structure, and it is not considered in management’s evaluation of core operating results.

(f) The CenterWell segment non-GAAP (Adjusted) income from operations includes an adjustment to add back depreciation and amortization expense to the segment's GAAP income from operations since such an adjustment is commonly utilized for valuation purposes within the healthcare delivery industry.

CENTERWELL SEGMENT Income from operations (in millions)	3Q26	3Q25	YTD 2026	YTD 2025
GAAP	$243	$305	$998	$1,041
Depreciation and amortization expense	48	53	145	172
Adjusted (non-GAAP)	$291	$358	$1,143	$1,213
Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “assumes,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, which are of particular importance given the concentration of the company's revenues in these products, state-based contract strategy, the growth of its CenterWell business, and its integrated care delivery model, the company’s business may be materially adversely affected.

•The number of Humana’s Medicare Advantage plans rated 4-star or higher significantly declined in 2025. Humana filed a lawsuit seeking to set aside and vacate the 2025 Star Ratings of its Medicare Advantage plans, and on October 14, 2025, the Court issued a decision rejecting Humana's challenge. Although the company has appealed that decision, there can be no assurances that it will ultimately prevail in the lawsuit. If the company is not successful, the decline in Star Ratings will negatively impact its 2026 quality bonus payments from CMS and may also significantly adversely affect the company’s revenues, operating results, and cash flows. In addition, there can be no assurances the company will be successful in maintaining or improving its Star Ratings in future years.
•If Humana, or the third-party service providers on which it relies, fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems (including systems powered by or incorporating artificial intelligence (AI) or machine learning (ML)), or to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, contain such attacks when they occur, or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage plans or retrospective recovery by CMS of previously paid premiums as a result of the final rule related to the risk adjustment data validation audit methodology published by CMS on January 30, 2023 (Final RADV Rule), which Humana believes fails to address adequately the statutory requirement of actuarial equivalence and violates the Administrative Procedure Act due to its failure to include a "Fee for Service Adjuster" could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•Volatility or disruption in the securities and credit markets may significantly and adversely affect the value of our investment portfolio and the investment income that we derive from this portfolio.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2025;
•Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026; and
•Form 8-Ks filed during 2026.
About Humana
Humana (NYSE: HUM) is a leading U.S. healthcare company. Through our Humana insurance services and our CenterWell health care services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare and Medicaid, families, individuals, military service personnel, and communities at large. Learn more about what we offer at Humana.com and at CenterWell.com.

Humana Inc. FY 2026 Guidance - As of November 6, 2026
no changes from initial FY 2026 guidance provided as of February 11, 2026, with the exception of GAAP and Adjusted EPS
	Guidance as of November 6, 2026	Guidance as of July 29, 2026
Diluted earnings per common share (EPS)
	GAAP: 'at least $15.09'	GAAP: 'at least $6.52'
FY 2026 GAAP EPS guidance and FY 2026 Adjusted (non-GAAP) EPS guidance exclude the impact of future value changes to items that have not yet been recognized and cannot currently be reasonably estimated at this time.

	Non-GAAP: 'at least $9.50'	Non-GAAP: 'at least $9.00'

Total Revenues
Consolidated	no change	At least $160 billion	Consolidated and segment level revenue projections include expected net investment income. Segment level revenues include amounts that eliminate in consolidation.
Insurance segment	no change	At least $155 billion
CenterWell segment	no change	At least $25 billion

Change in year-end medical membership from prior year-end
Individual Medicare Advantage	no change	growth of approximately 25 percent
Group Medicare Advantage	no change	growth of approximately 150,000
Individual Medicare stand-alone PDP	no change	growth of approximately 1,000,000
State-based contracts	no change	growth of 25,000 to 100,000	State-based contracts guidance includes membership in Florida, Illinois, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, South Carolina, Virginia, and Wisconsin.

Benefit Ratio Insurance segment	no change	GAAP: 92.75% +/- 25 bps	Ratio calculation: benefits expense as a percent of premiums revenues.

Consolidated Operating Cost Ratio
Operating Cost Ratio Consolidated	no change	GAAP: 10.0% +/- 25 bps	Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding net investment income.

Segment Results
Insurance segment income from operations	no change	GAAP: approximately breakeven
CenterWell segment income from operations	no change	GAAP: $1.3 billion to $1.8 billion Non-GAAP: $1.5 billion to $2.0 billion	CenterWell segment Non-GAAP income from operations excludes the projected impact of segment depreciation and amortization.

Effective Tax Rate	no change	GAAP: approximately 25.5%
Weighted Avg. Share Count for Diluted EPS	no change	approximately 121 million
Cash flows from operations	no change	GAAP: $2.5 billion to $2.9 billion
Capital expenditures	no change	approximately $650 million

Humana Inc.
Statistical Schedules
and
Supplementary Information
3Q26 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 3Q26 Earnings Release

(S-3)	Summary of Results - Consolidated and Segments - Quarter & YTD
(S-4)	Consolidated Statements of Income - Quarter & YTD
(S-5)	Consolidated Balance Sheets
(S-6)	Consolidated Statements of Cash Flows - YTD
(S-7) - (S-8)	Consolidating Statements of Income - Quarter
(S-9) - (S-10)	Consolidating Statements of Income - YTD
(S-11)	Membership Detail
(S-12)	Premiums and Services Revenue Detail
(S-13) - (S-14)	CenterWell Segment - Pharmacy & Home Solutions and Primary Care
(S-15)	Footnotes

Humana Inc. Summary of Results ($ in millions, except per share amounts)	3Q26 (a)	3Q25 (a)	YTD 2026 (a)	YTD 2025 (a)
CONSOLIDATED
Revenues	$41,155	$32,649	$121,670	$97,149
Revenues - Adjusted (non-GAAP)	$41,158	$32,649	$121,694	$97,149
Pretax results	$216	$134	$2,763	$2,566
Pretax results - Adjusted (non-GAAP)	($104)	$527	$2,814	$3,437
EPS	$1.33	$1.62	$16.84	$16.43
Adjusted (loss) earnings per share - (non-GAAP)	($0.70)	$3.24	$17.17	$21.10
Benefit ratio	93.9%	91.1%	91.5%	89.3%
Operating cost ratio	11.3%	12.6%	10.4%	11.4%
Operating cost ratio - Adjusted (non-GAAP)	11.2%	11.8%	10.3%	11.1%
Operating cash flows			$5,383	$2,573
Parent company cash and short-term investments			$528	$1,940
Debt-to-total capitalization			40.9%	40.3%
Days in Claims Payable (DCP)	33.2	33.2
INSURANCE SEGMENT
Revenues	$39,083	$31,189	$116,282	$93,220
Benefit ratio	93.7%	91.1%	91.4%	89.5%
Operating cost ratio	7.7%	9.1%	7.4%	8.5%
Operating cost ratio - Adjusted (non-GAAP)	7.7%	9.0%	7.4%	8.5%
(Loss) income from operations	($303)	$251	$1,952	$2,591
(Loss) income from operations - Adjusted (non-GAAP)	($299)	$270	$1,964	$2,619
CENTERWELL SEGMENT
Revenues	$7,157	$5,879	$20,047	$16,511
Operating cost ratio	95.9%	93.9%	94.3%	92.7%
Income from operations	$243	$305	$998	$1,041
Income from operations - Adjusted (non-GAAP) (f)	$291	$358	$1,143	$1,213
Refer to the "Footnotes" section included in the previous narrative portion of this release (beginning on page 8) for further explanation of disclosures for
Adjusted (non-GAAP) financial measures, as well as reconciliations.

Humana Inc.
Consolidated Statements of Income (Unaudited)
Dollars in millions, except per common share results

	For the three months ended September 30,		For the nine months ended September 30,

	2026	2025	2026	2025
Revenues:
Premiums	$38,701	$30,711	$115,244	$91,941
Services	2,125	1,600	5,582	4,334
Net investment income	329	338	844	874
Total revenues	41,155	32,649	121,670	97,149
Operating expenses:
Benefits	36,324	27,991	105,401	82,091
Operating costs	4,598	4,085	12,600	11,012
Depreciation and amortization	158	173	480	534
Total operating expenses	41,080	32,249	118,481	93,637
Income from operations	75	400	3,189	3,512
Loss on sale of business	—	63	—	63
Interest expense	217	168	607	485
Other (income) expense, net	(358)	35	(181)	398
Income before income taxes and equity in net losses	216	134	2,763	2,566
Provision (benefit) for income taxes	40	(86)	673	499
Equity in net losses (A)	(15)	(26)	(52)	(88)
Net income	161	194	2,038	1,979
Net loss attributable to noncontrolling interests	1	1	4	5
Net income attributable to Humana	$162	$195	$2,042	$1,984
Basic earnings per common share	$1.35	$1.62	$16.99	$16.47
Diluted earnings per common share	$1.33	$1.62	$16.84	$16.43
Shares used in computing basic earnings per common share (000’s)	120,094	120,273	120,164	120,492
Shares used in computing diluted earnings per common share (000’s)	121,828	120,745	121,205	120,778

Humana Inc.
Consolidated Balance Sheets (Unaudited)
Dollars in millions, except share amounts

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$6,935	$4,200
Investment securities	18,174	15,703
Receivables, net	2,865	3,270
Other current assets	11,635	9,560
Total current assets	39,609	32,733
Property and equipment, net	2,070	2,231
Long-term investment securities	606	493
Equity method investments	621	638
Goodwill	10,547	9,686
Other long-term assets	3,832	3,128
Total assets	$57,285	$48,909
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$13,127	$9,967
Trade accounts payable and accrued expenses	9,390	5,717
Book overdraft	316	306
Unearned revenues	270	356
Short-term debt	949	—
Total current liabilities	24,052	16,346
Long-term debt	11,555	12,369
Other long-term liabilities	2,790	2,457
Total liabilities	38,397	31,172
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,719,832 issued at September 30, 2026	33	33
Capital in excess of par value	3,774	3,600
Retained earnings	30,796	29,075
Accumulated other comprehensive loss	(1,270)	(633)
Treasury stock, at cost, 78,616,582 shares at September 30, 2026	(14,508)	(14,418)
Total stockholders’ equity	18,825	17,657
Noncontrolling interests	63	80
Total equity	18,888	17,737
Total liabilities and equity	$57,285	$48,909
Debt-to-total capitalization ratio	40.9%	41.1%

Humana Inc.
Consolidated Statements of Cash Flows (Unaudited) Dollars in millions

	For the nine months ended September 30,
	2026	2025
Cash flows from operating activities
Net income	$2,038	$1,979
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of business	—	63
Losses (gains) on investment securities, net	30	(66)
Equity in net losses	52	88
Stock-based compensation	183	193
Depreciation	540	587
Amortization	29	43
Impairment of property and equipment	34	14
Impairment of indefinite-lived intangible assets	—	32
Changes in operating assets and liabilities, net of effect of businesses acquired and disposed:
Receivables	439	16
Other assets	(1,274)	(1,374)
Benefits payable	3,160	(351)
Other liabilities	221	1,317
Unearned revenues	(86)	5
Other, net	17	27
Net cash provided by operating activities	5,383	2,573
Cash flows from investing activities
Proceeds from sale of business, net	40	115
Acquisitions, net of cash acquired	(1,007)	(5)
Purchases of property and equipment, net	(390)	(344)
Purchases of investment securities	(7,070)	(5,198)
Proceeds from maturities of investment securities	2,296	2,148
Proceeds from sales of investment securities	1,415	5,066
Changes in securities lending collateral receivable	(179)	(141)
Net cash (used in) provided by investing activities	(4,895)	1,641
Cash flows from financing activities
Receipts (payments) from contract deposits, net	1,787	(1,164)
Proceeds from issuance of notes, net	990	1,481
Repayments of notes	(281)	(771)
Repayments of commercial paper, net	(30)	(5)
FHLB advances	100	—
Debt issue costs	(20)	(5)
Change in book overdraft	10	(95)
Common stock repurchases	(110)	(109)
Dividends paid	(320)	(321)
Change in securities lending payable	179	141
Change in rebate factor payable	—	(123)
Other	(58)	(76)
Net cash provided by (used in) financing activities	2,247	(1,047)
Increase in cash and cash equivalents	2,735	3,167
Cash and cash equivalents at beginning of period	4,200	2,221
Cash and cash equivalents at end of period	$6,935	$5,388

Humana Inc.
Consolidating Statements of Income—For the three months ended September 30, 2026 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers premiums:
Individual Medicare Advantage	$28,619	$—	$—	$28,619
Group Medicare Advantage	2,793	—	—	2,793
Medicare stand-alone PDP	3,014	—	—	3,014
Total Medicare	34,426	—	—	34,426
State-based contracts and other	3,641	—	—	3,641
Specialty benefits	271	—	—	271
Medicare Supplement	363	—	—	363
Total premiums	38,701	—	—	38,701
Services revenue:
Home solutions	—	359	—	359
Primary care	—	948	—	948
Pharmacy solutions	—	564	—	564
Military services and other	254	—	—	254
Total services revenue	254	1,871	—	2,125
Total revenues—external customers	38,955	1,871	—	40,826
Intersegment revenues	1	5,286	(5,287)	—
Net investment income	127	—	202	329
Total revenues	39,083	7,157	(5,085)	41,155
Operating expenses:
Benefits	36,250	—	74	36,324
Operating costs	2,999	6,866	(5,267)	4,598
Depreciation and amortization	137	48	(27)	158
Total operating expenses	39,386	6,914	(5,220)	41,080
(Loss) income from operations	$(303)	$243	$135	$75
Benefit ratio	93.7%			93.9%
Operating cost ratio	7.7%	95.9%		11.3%
Benefit ratio represents benefits expense as a percentage of premiums revenue.
Operating cost ratio represents operating costs, excluding depreciation and amortization, as a percentage of total revenues less net investment income.

Humana Inc.
Consolidating Statements of Income—For the three months ended September 30, 2025 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers premiums:
Individual Medicare Advantage	$22,456	$—	$—	$22,456
Group Medicare Advantage	2,240	—	—	2,240
Medicare stand-alone PDP	1,755	—	—	1,755
Total Medicare	26,451	—	—	26,451
State-based contracts and other	3,729	—	—	3,729
Specialty benefits	248	—	—	248
Medicare Supplement	283	—	—	283
Total premiums	30,711	—	—	30,711
Services revenue:
Home solutions	—	354	—	354
Primary care	—	627	—	627
Pharmacy solutions	—	352	—	352
Military services and other	267	—	—	267
Total services revenue	267	1,333	—	1,600
Total revenues—external customers	30,978	1,333	—	32,311
Intersegment revenues	1	4,546	(4,547)	—
Net investment income	210	—	128	338
Total revenues	31,189	5,879	(4,419)	32,649
Operating expenses:
Benefits	27,982	—	9	27,991
Operating costs	2,808	5,521	(4,244)	4,085
Depreciation and amortization	148	53	(28)	173
Total operating expenses	30,938	5,574	(4,263)	32,249
Income (loss) from operations	$251	$305	$(156)	$400
Benefit ratio	91.1%			91.1%
Operating cost ratio	9.1%	93.9%		12.6%
Benefit ratio represents benefits expense as a percentage of premiums revenue.
Operating cost ratio represents operating costs, excluding depreciation and amortization, as a percentage of total revenues less net investment income.

Humana Inc.
Consolidating Statements of Income—For the nine months ended September 30, 2026 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers premiums:
Individual Medicare Advantage	$85,746	$—	$—	$85,746
Group Medicare Advantage	8,555	—	—	8,555
Medicare stand-alone PDP	8,626	—	—	8,626
Total Medicare	102,927	—	—	102,927
State-based contracts and other	10,474	—	—	10,474
Specialty benefits	807	—	—	807
Medicare Supplement	1,036	—	—	1,036
Total premiums	115,244	—	—	115,244
Services revenue:
Home solutions	—	1,062	—	1,062
Primary care	—	2,575	—	2,575
Pharmacy solutions	—	1,243	—	1,243
Military services and other	700	—	2	702
Total services revenue	700	4,880	2	5,582
Total revenues—external customers	115,944	4,880	2	120,826
Intersegment revenues	4	15,167	(15,171)	—
Net investment income	334	—	510	844
Total revenues	116,282	20,047	(14,659)	121,670
Operating expenses:
Benefits	105,371	—	30	105,401
Operating costs	8,541	18,904	(14,845)	12,600
Depreciation and amortization	418	145	(83)	480
Total operating expenses	114,330	19,049	(14,898)	118,481
Income from operations	$1,952	$998	$239	$3,189
Benefit ratio	91.4%			91.5%
Operating cost ratio	7.4%	94.3%		10.4%
Benefit ratio represents benefits expense as a percentage of premiums revenue.
Operating cost ratio represents operating costs, excluding depreciation and amortization, as a percentage of total revenues less net investment income.

Humana Inc.
Consolidating Statements of Income—For the nine months ended September 30, 2025 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers premiums:
Individual Medicare Advantage	$67,901	$—	$—	$67,901
Group Medicare Advantage	6,822	—	—	6,822
Medicare stand-alone PDP	4,924	—	—	4,924
Total Medicare	79,647	—	—	79,647
State-based contracts and other	10,757	—	—	10,757
Specialty benefits	738	—	—	738
Medicare Supplement	799	—	—	799
Total premiums	91,941	—	—	91,941
Services revenue:
Home solutions	—	1,049	—	1,049
Primary care	—	1,609	—	1,609
Pharmacy solutions	—	951	—	951
Military services and other	725	—	—	725
Total services revenue	725	3,609	—	4,334
Total revenues—external customers	92,666	3,609	—	96,275
Intersegment revenues	3	12,902	(12,905)	—
Net investment income	551	—	323	874
Total revenues	93,220	16,511	(12,582)	97,149
Operating expenses:
Benefits	82,278	—	(187)	82,091
Operating costs	7,900	15,298	(12,186)	11,012
Depreciation and amortization	451	172	(89)	534
Total operating expenses	90,629	15,470	(12,462)	93,637
Income (loss) from operations	$2,591	$1,041	$(120)	$3,512
Benefit ratio	89.5%			89.3%
Operating cost ratio	8.5%	92.7%		11.4%
Benefit ratio represents benefits expense as a percentage of premiums revenue.
Operating cost ratio represents operating costs, excluding depreciation and amortization, as a percentage of total revenues less net investment income.

Humana Inc.
Membership Detail (Unaudited)
In thousands

Members may not be unique to each product since members have the ability to enroll in more than one product.
	September 30, 2026	Average 3Q26	September 30, 2025	December 31, 2025
Medical Membership:
Individual Medicare Advantage*	6,456.9	6,458.0	5,237.3	5,249.3
Group Medicare Advantage (B)	728.3	728.5	569.8	568.4
Total Medicare Advantage	7,185.2	7,186.5	5,807.1	5,817.7
Medicare stand-alone PDP (B)	4,027.5	4,001.3	2,446.2	2,462.6
Total Medicare	11,212.7	11,187.8	8,253.3	8,280.3
Medicare Supplement	570.9	564.1	474.7	498.4
State-based contracts and other (C)	1,614.1	1,620.0	1,658.8	1,615.6
Military services	4,641.0	4,640.9	4,605.4	4,605.4
Total Medical Membership	18,038.7	18,012.8	14,992.2	14,999.7
Specialty Membership:
Dental—fully-insured (D)	2,267.3	2,216.2	2,097.8	2,107.6
Dental—ASO	744.3	459.4	308.7	307.5
Total Dental	3,011.6	2,675.6	2,406.5	2,415.1
Vision	1,972.0	1,972.0	1,911.4	1,926.2
Other supplemental benefits	427.8	427.5	392.9	401.3
Total Specialty Membership	5,411.4	5,075.1	4,710.8	4,742.6

	September 30, 2026	Member Mix September 30, 2026	September 30, 2025	Member Mix September 30, 2025
Individual Medicare Advantage Membership
HMO	3,219.9	50%	2,625.2	50%
PPO/PFFS	3,237.0	50%	2,612.1	50%
Total Individual Medicare Advantage	6,456.9	100%	5,237.3	100%
Individual Medicare Advantage Membership
Shared Risk (E)	1,999.8	31%	1,939.9	37%
Path to Risk (F)	2,123.9	33%	1,613.1	31%
Total Value-based	4,123.7	64%	3,553.0	68%
Other	2,333.2	36%	1,684.3	32%
Total Individual Medicare Advantage	6,456.9	100%	5,237.3	100%
*Individual Medicare Advantage membership includes 958,300 Dual Eligible Special Need Plan (D-SNP) members as of September 30, 2026, a net increase of 192,500, or 25 percent, from 765,800 as of September 30, 2025, and up 197,800, or 26 percent, from 760,500 as of December 31, 2025.

Humana Inc.
Premiums and Services Revenue Detail (Unaudited)
Dollars in millions, except per member per month; includes intersegment revenues

	For the three months ended September 30,		For the nine months ended September 30,		Per Member per Month (J) For the three months ended September 30,		Per Member per Month (J) For the nine months ended September 30,

	2026	2025	2026	2025	2026	2025	2026	2025

Insurance
Individual Medicare Advantage	$28,619	$22,456	$85,746	$67,901	$1,477	$1,431	$1,485	$1,443
Group Medicare Advantage	2,793	2,240	8,555	6,822	1,278	1,310	1,305	1,326
Medicare stand-alone PDP	3,014	1,755	8,626	4,924	251	240	244	225
State-based contracts and other (G)	3,641	3,729	10,474	10,757	745	708	719	702
Specialty benefits (H)	271	248	807	738	20	19	19	19
Medicare Supplement	363	283	1,036	799	215	203	210	203
Military and other (I)	255	268	704	728
Total premiums and services revenue	38,956	30,979	115,948	92,669

CenterWell
Pharmacy solutions	4,131	3,430	11,076	9,409
Primary care	2,146	1,564	6,076	4,462
Home solutions	880	885	2,895	2,640
Total services revenue	7,157	5,879	20,047	16,511

Humana Inc.
CenterWell Segment - Pharmacy & Home Solutions (Unaudited)

Pharmacy Solutions

	For the three months ended September 30, 2026	For the nine months ended September 30, 2026	For the three months ended September 30, 2025	For the nine months ended September 30, 2025	For the three months ended June 30, 2026

Generic Dispense Rate
Total Medicare	90.3%	90.6%	90.4%	90.6%	90.6%

Mail-Order Penetration
Total Medicare	23.2%	23.6%	25.9%	25.9%	23.8%

Home Solutions

	For the three months ended September 30, 2026	For the nine months ended September 30, 2026	For the three months ended September 30, 2025	For the nine months ended September 30, 2025	Quarterly Year-over-Year Growth	YTD Year-over-Year Growth

Episodic Admissions (K)	85,679	254,479	78,248	239,154	9.5%	6.4%
Total Admissions - Same Store (L)	112,540	337,938	106,623	324,807	5.5%	4.0%

Humana Inc.
CenterWell Segment - Primary Care (M) (Unaudited)

	As of September 30, 2026			As of September 30, 2025			Year-over-Year Change
		Primary			Primary			Primary
	Center	Care	Patients	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (N)	Count	Providers	Served (N)	Count	Providers	Served
De novo	146	470	142,100	147	423	106,200	(0.7)%	11.1%	33.8%
Wholly-owned	253	1,042	379,400	195	769	266,400	29.7%	35.5%	42.4%
Independent Physician Associations			116,400			74,500			56.2%
Total	399	1,512	637,900	342	1,192	447,100	16.7%	26.8%	42.7%

	As of December 31, 2025			Year to Date Change
		Primary			Primary
	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (N)	Count	Providers	Served
De novo	146	445	111,400	—%	5.6%	27.6%
Wholly-owned	204	874	304,900	24.0%	19.2%	24.4%
Independent Physician Associations			74,800			55.6%
Total	350	1,319	491,100	14.0%	14.6%	29.9%

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
3Q26 Earnings Release

A.Net losses associated with the company's non-consolidated minority interest investments.
B.The 2026 group Medicare Advantage and stand-alone PDP membership totals reflect the impact of certain of the company's group Medicare Advantage contracts decoupling its beneficiaries' Medicare Part D prescription drug coverage from the related medical coverage via the group Medicare Advantage plan. This impacts approximately 350,000 members which appear in both the group Medicare Advantage and stand-alone PDP membership ending medical membership balances as of September 30, 2026. The financial impact for the Part D prescription drug coverage of these members is reflected only in the Medicare stand-alone PDP results while their medical coverage is included within the group Medicare Advantage results.
C.Beginning in 2026, members enrolled in a highly integrated dual eligible (HIDE) or fully integrated dual eligible (FIDE) special needs plan (SNP) are considered aligned dual eligibles, and as such, are simultaneously included in the company's state-based contracts membership, as well as in a dual eligible special need plan (DSNP) which is included as part of the individual Medicare Advantage membership. For these members, Humana receives premium revenue from both the respective states with the HIDE and FIDE SNP contracts and from CMS to cover the distinctly different benefits managed.
D.Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit.
E.In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. For these Downside Risk arrangements, the provider is measured against a medical expense ratio target and the company may share savings from reduction to the total cost of care of the defined membership. The result is a high level of engagement on the part of the provider. Under these arrangements, the company may contract with providers to accept partial, full, or global financial risk. In certain instances (capitated shared risk) of these arrangements, the company may choose to prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing.
F.A Path to Risk provider is one who has a high level of engagement and has contracted with the company to participate in an Upside Only/Shared Savings total cost of care arrangement and/or in one of Humana’s Quality Bonus programs (Model Practice), through which the company rewards the provider for achieving quality and utilization targets. Providers who are contracted in an Upside Only/Shared Savings arrangement may receive a portion of achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense targets. These contracts may also include a Downside Risk trigger (future date or membership threshold) which has not yet been met.
G.Per Member per Month (PMPM) shown reflects only Medicaid premiums and average Medicaid membership for the period. The 2025 periods include the impact of dual eligible demonstration members; all dual eligible demonstration programs sunset at the end of 2025.
H.Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period.
I.The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
J.Computed based on average membership for the period (i.e. monthly ending membership during the period divided by the number of months in the period).
K.Reflects patient admissions under the Patient Driven Groupings Model (PDGM) payment model.
L.Reflects all patient admissions regardless of reimbursement model. Same store is defined as care centers that have been owned and operated at least the last twelve months and startups that are an expansion of a same store care center, net of the impact of the consolidation of care centers that occurred during the last twelve months.
M.De novo refers to all new centers opened or acquired since 2020 under a Welsh, Carson, Anderson & Stowe (WCAS) joint venture. Wholly-owned refers to all centers outside a WCAS joint venture. In October 2026, Humana announced a new strategic joint venture with BlackRock that will replace the existing joint ventures with WCAS through an acquisition of WCAS' current equity stake by BlackRock. The transaction closed in the fourth quarter of 2026.
N.Represents Medicare Advantage (MA) risk, MA path to risk, MA value-based, Direct Contracting Entity, and Accountable Care Organization patients.